Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2006, with respect to the consolidated financial statements of Amazys Holding AG included in the Registration Statement (Form S-4 No. 333-132669), as amended and subsequently updated pursuant to Rule 462(b), of X-Rite, Incorporated for the registration of approximately 7,244,000 total shares of its common stock.

/s/ Ernst & Young AG

/s/ Eric Ohlund	/s/ Martin Mattes

Zurich, Switzerland

June 23, 2006